Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Laycor Ventures Corp. (an exploration stage company) on Form SB-2/A-3 of our Auditors' Report, dated April 16, 2004, on the balance sheet of Laycor Ventures Corp. (an exploration stage company) as at March 31, 2004 and the related statements of loss and deficit accumulated during the exploration stage, cash flows, and stockholders' equity for the period from inception on March 23, 2004 to March 31, 2004.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Vancouver, Canada	/s/ Morgan & Company

February 2, 2005	Chartered Accountants